EXHIBIT 3
TRUST AGREEMENT
     This TRUST AGREEMENT (this “Trust Agreement”), dated as of the date of the Pricing Supplement, is entered into by and between GSS Holdings II, Inc., a Delaware corporation, as trust beneficial owner (the “Trust Beneficial Owner”), and U.S. Bank Trust National Association, a national banking association, as Trustee (the “Trustee”).
WITNESSETH:
     WHEREAS, the Trust Beneficial Owner and the Trustee desire to authorize the issuance of a Trust Beneficial Interest and a series of Notes in connection with the entry into this Trust Agreement;
     WHEREAS, all things necessary to make this Trust Agreement a valid and legally binding agreement of the Trustee and the Trust Beneficial Owner, enforceable in accordance with its terms, have been done;
     WHEREAS, the parties intend to provide for, among other things, (i) the issuance and sale of the Notes (pursuant to the Indenture, the Distribution Agreement and the related Terms Agreement) and the Trust Beneficial Interest, (ii) the use of the proceeds of the sale of the Notes and Trust Beneficial Interest to acquire the Funding Agreement, the payment obligations of which will be fully and unconditionally guaranteed by the Guarantee, and (iii) all other actions deemed necessary or desirable in connection with the transactions contemplated by this Trust Agreement; and
     WHEREAS, the parties hereto desire to incorporate by reference those certain Standard Trust Terms, dated as of March 5, 2004, and attached to the Omnibus Instrument as Exhibit A (the “Standard Trust Terms”) and all capitalized terms not otherwise defined herein (including the recitals hereof) shall have the meanings set forth in the Standard Trust Terms (the Standard Trust Terms and this Trust Agreement, collectively, the “Trust Agreement”).
     NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the sufficiency of which are hereby acknowledged, each party hereby agrees as follows:
ARTICLE 1
     Section 1.01 Incorporation by Reference. All terms, provisions and agreements set forth in the Standard Trust Terms (except to the extent expressly modified herein) are hereby incorporated herein by reference with the same force and effect as though fully set forth herein. To the extent that the terms set forth in Article 2 of this Trust Agreement are inconsistent with the terms of the Standard Trust Terms, the terms set forth in Article 2 herein shall apply.

ARTICLE 2
     Section 2.01 Name. The Trust created and governed by the Trust Agreement shall be the trust specified in the Omnibus Instrument. The name of the Trust shall be the name specified in the first paragraph of the Omnibus Instrument, as such name may be modified from time to time by the Trustee following written notice to the Trust Beneficial Owner.
     Section 2.02 Jurisdiction. The Trust is hereby organized in, and formed under and pursuant to, the laws of the State of New York.
     Section 2.03 Initial Capital Contribution and Ownership. The Trust Beneficial Owner has paid or has caused to be paid to, or to an account at the direction of, the Trustee, on the date hereof, the sum of $15 (or, in the case of Notes issued with original issue discount, such amount multiplied by the issue price of the Notes). The Trustee hereby acknowledges receipt in trust from the Trust Beneficial Owner, as of the date hereof, of the foregoing contribution, which shall be used along with the proceeds from the sale of the series of Notes to purchase the Funding Agreement. Upon the creation of the Trust and the registration of the Trust Beneficial Interest in the Securities Register (as defined in the Trust Agreement) by the Registrar in the name of the Trust Beneficial Owner, the Trust Beneficial Owner shall be the sole beneficial owner of the Trust.
     Section 2.04 Acknowledgment. The Trustee, on behalf of the Trust, expressly acknowledges its duties and obligations set forth in the Standard Trust Terms incorporated herein.
     Section 2.05 Additional Terms.
     None
     Section 2.06 Omnibus Instrument; Execution and Incorporation of Terms.
     The parties to the Trust Agreement will enter into the Trust Agreement by executing the Omnibus Instrument.
     By executing the Omnibus Instrument, the Trustee and the Trust Beneficial Owner hereby agree that the Trust Agreement will constitute a legal, valid and binding agreement between the Trustee and the Trust Beneficial Owner.
     All terms relating to the Trust or the series of Notes not otherwise included in the Trust Agreement will be as specified in the Omnibus Instrument or Pricing Supplement, as indicated herein.

     Section 2.07 Governing Law. The Trust Agreement will be governed by, and construed in accordance with, the laws of the State of New York.
     Section 2.08 Counterparts. The Trust Agreement, through the Omnibus Instrument, may be executed in any number of counterparts, each of which counterparts shall be deemed to be an original, and all of which counterparts shall constitute but one and the same instrument.
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